SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2003

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

W6316 Design Drive

Greenville, Wisconsin 54942

(Address of principal executive offices)

Registrant’s telephone number, including area code: (920) 734-5712

Item 5.	Other Events and Regulation FD Disclosure.

On July 18, 2003, School Specialty, Inc. announced today the closing of the sale of its $110 million convertible subordinated notes due 2023. The notes, which provide for a contingent conversion feature, carry an annual cash interest rate of 3.75% and, depending on the market price of the notes, could be subject to an upward adjustment commencing August 1, 2008. The company plans to use the proceeds from the offering to refinance existing bank debt and for general corporate purposes.

Each $1,000 note will be convertible into 25 shares of School Specialty common stock at a price of $40.00 per share if the closing price of School Specialty on The Nasdaq National Market exceeds certain levels for a specified amount of time or in certain other circumstances. This conversion premium represents approximately a 36% premium over School Specialty’s closing bid price of $29.34 on July 14, 2003. The company may not redeem the notes prior to August 7, 2008. The company, at the option of holders, may be required to purchase the notes at their accreted value on August 1 in 2010, 2013, and 2018.

The company has granted the initial purchasers of the offering an option to purchase up to an additional $25 million of principal amount of the notes to cover over-allotments, if any, within 13 days of July 18, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCHOOL SPECIALTY, INC. (Registrant)

Date: July 18, 2003	/s/ DAVID J. VANDER ZANDEN
David J. Vander Zanden President and Chief Executive Officer (Principal Executive Officer)

Date: July 18, 2003	/s/ MARY M. KABACINSKI
Mary M. Kabacinski Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)